Exhibit 99.1
Media Inquiries: 312/606-4356
Investors Relations: 312/606-4125
USG CORPORATION REPORTS RECORD SECOND QUARTER 2006
NET SALES OF $1.6 BILLION AND NET EARNINGS OF $176 MILLION
     Second Quarter 2006 vs. Second Quarter 2005
▪	Net sales increased 22 percent to a record level of $1.6 billion

▪	Net earnings rose $66 million

▪	Record gypsum wallboard shipments
     CHICAGO, July 24, 2006 — USG Corporation (NYSE:USG), a leading building products company, today reported second quarter 2006 net sales of $1.6 billion, a record for any quarter in USG’s history, and net earnings of $176 million. Net sales increased $286 million, or 22 percent, and net earnings increased $66 million, or 60 percent, compared with the second quarter of last year. Diluted earnings per share for the second quarter of 2006 were $3.03, compared with $1.96 in the same period a year ago. Earnings per share data for all periods have been adjusted to reflect the effect of the previously announced rights offering, which is scheduled to conclude on July 27, 2006.
     “USG’s businesses continued to perform exceptionally well in the second quarter,” said USG Corporation Chairman and CEO William C. Foote. “Once again, sales were the highest ever recorded for a quarter, driven by record product shipments achieved by L&W Supply and
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USG CORPORATION REPORTS SECOND QUARTER 2006 RESULTS/2
United States Gypsum Company. All of our businesses achieved profitable growth, reflecting the success of our strategies, including the ongoing expansion of our distribution business and additions to our industry-leading wallboard manufacturing facilities.”
     Foote continued, “With our emergence from bankruptcy on June 20th, I am pleased to report that USG has delivered on its commitment to repay our creditors in full, compensate those who have been injured by asbestos, preserve equity value and emerge operationally stronger. I am particularly proud of USG’s excellent operational performance over the last several years, which enabled us to emerge from Chapter 11 as a stronger and more profitable company. Our businesses are well-positioned to continue growing and providing superior service to customers.”
     Net sales for the first half of 2006 were $3.0 billion versus $2.5 billion for the same period in 2005. Net earnings were $35 million, or $0.60 per share, for the first six months of this year. Net earnings of $187 million, or $3.33 per share, were recorded in the first six months of last year.
     Results in the second quarter and first half of 2006 included a $27 million reversal of a reserve for asbestos-related claims. This reversal, which is reflected as income in the statement of earnings, was based on the corporation’s evaluation of the asbestos property damage settlements it has reached in principle and the remaining unresolved asbestos property damage claims. The after-tax income from this reversal amounted to $17 million, or $0.29 per share.
     Second quarter and first half results also included a charge for post-petition interest and fees related to pre-petition obligations (primarily debt and trade payables). These pretax charges for the second quarter and first six months of 2006 were $36 million and $520 million, respectively. The corresponding after-tax amounts for the second quarter and first half were $21 million (or $0.36 per share) and $321 million (or $5.54 per share), respectively.
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USG CORPORATION REPORTS SECOND QUARTER 2006 RESULTS/3
     Earnings per common share are computed using the weighted average number of common shares outstanding during the period after taking into account the effect of the previously announced rights offering, which is scheduled to conclude on July 27, 2006. Average diluted common shares outstanding were 58.0 million and 57.9 million for the three- and six-month periods ended June 30, 2006 and 56.5 million and 56.3 million for the three- and six-month periods ended June 30, 2005. The number of common shares outstanding after the rights offering will be approximately 89.8 million shares.
Core Business Results
North American Gypsum
     USG’s North American Gypsum business recorded net sales of $977 million and operating profit of $267 million in the second quarter of 2006. Second quarter net sales increased by $173 million, or 22 percent, while operating profit increased $119 million, or 80 percent, compared with the same period a year ago.
     United States Gypsum Company recorded second quarter 2006 net sales of $878 million and operating profit of $242 million, increases of $158 million and $117 million, respectively, compared with the second quarter of 2005. U.S. Gypsum’s strong performance during the quarter was primarily attributable to higher selling prices and record shipments of the company’s Sheetrock® Brand gypsum wallboard. Strong customer demand for U.S. Gypsum products was also reflected in higher selling prices and record shipments of Fiberock® Brand gypsum fiber panels and Sheetrock Brand joint compound. Second quarter 2006 operating profit for U.S. Gypsum included the previously mentioned favorable effects of the $27 million pre-tax reversal
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USG CORPORATION REPORTS SECOND QUARTER 2006 RESULTS/4
of a reserve for asbestos claims. These strong results were partially offset by higher costs, including higher energy and raw material prices.
     U.S. Gypsum’s second quarter shipments of gypsum wallboard were a record for any quarter in its history, totaling 3.0 billion square feet, 3 percent higher than shipments in last year’s second quarter. U.S. Gypsum’s nationwide average realized selling price for gypsum wallboard was $182.65 per thousand square feet during the second quarter of 2006, an increase of 32 percent compared with the second quarter of last year.
     The gypsum division of Canada-based CGC Inc. reported second quarter 2006 net sales of $91 million, an increase of $9 million, or 11 percent, compared with the same period a year ago. Operating profit of $14 million was the same level attained in last year’s second quarter. Higher net sales were largely attributable to improved pricing for Sheetrock Brand gypsum wallboard and the favorable effects of currency translation. This improvement was offset by higher gypsum wallboard manufacturing costs.
Worldwide Ceilings
     USG’s Worldwide Ceilings business reported second quarter 2006 net sales of $199 million, up $21 million, or 12 percent, compared with the second quarter of 2005. Operating profit was $26 million in the quarter, an increase of $9 million, or 53 percent, compared with the same period a year ago.
     USG’s domestic ceilings business, USG Interiors, reported second quarter 2006 net sales and operating profit of $137 million and $17 million, respectively. Net sales and operating profit improved $13 million and $4 million, respectively, compared with the second quarter of 2005. The improvement in results was largely attributable to improved selling prices for ceiling tile
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USG CORPORATION REPORTS SECOND QUARTER 2006 RESULTS/5
and higher shipments of ceiling grid. The gains reflect a rebound in the commercial construction market, which has benefited from declining office vacancy rates, job growth, and improved corporate investment, as well as improved plant efficiencies. These results were partially offset by higher manufacturing costs for ceiling tile.
     USG International reported net sales and operating profit of $59 million and $5 million, respectively, in the second quarter of 2006. This compared with net sales of $52 million and operating profit of $2 million for the same period a year ago. This improvement primarily reflected higher demand for USG ceiling grid in Europe.
     The ceilings division of CGC Inc. reported second quarter 2006 net sales of $14 million, unchanged from last year’s second quarter. Operating profit doubled to $4 million for the period, largely as a result of lower manufacturing costs for ceiling grid.
Building Products Distribution
     L&W Supply, USG’s building products distribution business, reported second quarter 2006 net sales of $680 million and operating profit of $58 million, both records for any quarter in L&W’s history. Net sales rose $174 million, or 34 percent, while operating profit increased by $19 million, or 49 percent, over the second quarter of 2005. The improved results reflect record shipments for gypsum wallboard and complementary building products, such as drywall metal, ceiling products and joint compound. Results also benefited from higher prices for gypsum wallboard. Selling prices for L&W Supply’s gypsum wallboard increased 33 percent versus the second quarter of 2005. Sales of products other than gypsum wallboard were up 17 percent compared with last year’s second quarter.
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USG CORPORATION REPORTS SECOND QUARTER 2006 RESULTS/6
Other Consolidated Information
     Second quarter 2006 selling and administrative expenses of $103 million increased by $16 million versus the second quarter of 2005. For the first six months, these expenses were $202 million versus $176 million a year ago. These increases related primarily to increased levels of compensation and benefits and expenses in connection with growth initiatives. Selling and administrative expenses as a percent of net sales were 6.5 percent and 6.6 percent in the second quarter and first six months of 2006, respectively, compared with 6.8 percent and 7.2 percent for the comparable 2005 periods.
     USG reported Chapter 11 reorganization expense of $6 million in the second quarter of 2006, compared with income of $1 million in last year’s second quarter. For the second quarter of 2006, this consisted of $18 million in legal and financial advisory fees, offset by $12 million in bankruptcy-related interest income. In the same period a year ago, USG incurred $6 million in legal and financial advisory fees, which was more than offset by $7 million in bankruptcy-related interest income. Under AICPA Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” interest income on USG’s bankruptcy-related cash is offset against Chapter 11 reorganization expenses.
     Interest expense for the second quarter and first six months of 2006 was $37 million and $523 million, respectively. These amounts included charges for post-petition interest and fees related to pre-petition obligations (primarily debt and trade payables) as previously discussed. Under SOP 90-7, virtually all of USG’s outstanding debt was classified as liabilities subject to compromise until the corporation’s emergence from bankruptcy on June 20, 2006. Interest
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USG CORPORATION REPORTS SECOND QUARTER 2006 RESULTS/7
expense, other than that related to post-petition interest and fees, was $2 million and $3 million in the second quarter and first six months of 2005, respectively.
     As of June 30, 2006, USG had $663 million of cash, cash equivalents, restricted cash and marketable securities on a consolidated basis, compared with $1.5 billion as of March 31, 2006 and $1.6 billion as of December 31, 2005. This decline was due primarily to payments in the second quarter related to the corporation’s Plan of Reorganization, including the $890 million payment to fund the Section 524(g) asbestos personal injury trust fund. Capital expenditures in the second quarter of 2006 were $98 million compared with $43 million in the corresponding 2005 period. For the first six months of 2006, capital expenditures were $150 million versus $76 million in the first six months of 2005.
     As of June 30, 2006, liabilities subject to compromise have been reclassified on the consolidated balance sheet. This included the reclassification of the corporation’s remaining asbestos reserve to current liabilities either as notes payable to the Section 524(g) asbestos trust or accrued expenses, as appropriate.
Chapter 11 Reorganization
     USG Corporation and its principal domestic subsidiaries (collectively “Debtors”) emerged from Chapter 11 on June 20, 2006, concluding a reorganization that began on June 25, 2001.
     USG set June 30, 2006 as the record date for its previously announced rights offering. The corporation issued to its stockholders one transferable right for each share owned on the record date, entitling the owner to purchase one share of common stock for $40.00 in cash. These rights
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USG CORPORATION REPORTS SECOND QUARTER 2006 RESULTS/8
are scheduled to expire on July 27, 2006 at 5:00 p.m. New York City time and are expected to trade through the close of trading on July 26, 2006. USG expects to use the proceeds from the rights offering of approximately $1.8 billion, together with other available funds, including cash on hand, to make payments contemplated by USG’s Plan of Reorganization and for general corporate purposes.
     USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound and related gypsum products: cement board; gypsum fiber panels; ceiling panels and grid; and building products distribution.
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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Actual business, market or other conditions may differ from management’s expectations and accordingly may affect the corporation’s sales, profitability or other results and liquidity. Actual results may differ due to various other factors, including economic conditions such as the levels of construction activity, employment levels, mortgage interest rates, housing affordability, currency exchange rates and consumer confidence; competitive conditions such as price and product competition; shortages in raw materials; increases in raw material, energy and employee costs; loss of one or more major customers; capacity constraints; the unpredictable effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. The corporation assumes no obligation to update any forward-looking information contained in this press release.

USG CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS
(dollars in millions except per share data)
(Unaudited)

	Three Months		Six Months
	ended June 30,		ended June 30,
	2006	2005	2006	2005

Net sales	$1,573	$1,287	$3,038	$2,460
Cost of products sold	1,173	1,020	2,281	1,979

Gross profit	400	267	757	481
Selling and administrative expenses	103	87	202	176
Reversal of asbestos claims reserve	(27)	—	(27)	—
Chapter 11 reorganization expenses	6	(1)	8	—

Operating profit	318	181	574	305
Interest expense	37	2	523	3
Interest income	(4)	(2)	(7)	(4)
Other expense, net	—	1	—	1

Earnings before income taxes	285	180	58	305
Income taxes	109	70	23	118

Net earnings	176	110	35	187

Earnings per common share*:
Basic	3.03	1.97	0.60	3.35
Diluted	3.03	1.96	0.60	3.33

Average common shares	57,940,444	56,164,457	57,830,385	56,021,993
Average diluted common shares	58,036,034	56,454,686	57,933,191	56,263,843

Other Information:
Depreciation, depletion and amortization	33	30	66	60
Capital expenditures	98	43	150	76

*	Earnings per common share are computed using the weighted average number of common shares outstanding during the period after taking into account the effect of the rights offering.

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months		Six Months
	ended June 30,		ended June 30,
	2006	2005	2006	2005
Net Sales:

North American Gypsum:
U.S. Gypsum Company	$878	$720	$1,712	$1,374
CGC Inc. (gypsum)	91	82	177	157
Other subsidiaries*	64	55	128	95
Eliminations	(56)	(53)	(109)	(97)

Total	977	804	1,908	1,529

Worldwide Ceilings:
USG Interiors, Inc.	137	124	264	241
USG International	59	52	113	103
CGC Inc. (ceilings)	14	14	30	27
Eliminations	(11)	(12)	(22)	(23)

Total	199	178	385	348

Building Products Distribution:
L&W Supply Corporation	680	506	1,284	962

Eliminations	(283)	(201)	(539)	(379)

Total USG Corporation	1,573	1,287	3,038	2,460

Operating Profit:

North American Gypsum:
U.S. Gypsum Company	242	125	431	218
CGC Inc. (gypsum)	14	14	26	26
Other subsidiaries*	11	9	21	11

Total	267	148	478	255

Worldwide Ceilings:
USG Interiors, Inc.	17	13	31	19
USG International	5	2	8	5
CGC Inc. (ceilings)	4	2	7	5

Total	26	17	46	29

Building Products Distribution:
L&W Supply Corporation	58	39	111	65

Corporate	(24)	(22)	(52)	(45)
Chapter 11 reorganization expenses	(6)	1	(8)	—
Eliminations	(3)	(2)	(1)	1

Total USG Corporation	318	181	574	305

*	Includes USG Mexico, S.A. de C.V., a building products business in Mexico, Gypsum Transportation Limited, a shipping company in Bermuda, and USG Canadian Mining Ltd., a mining operation in Nova Scotia.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	June 30,	December 31,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$587	$936
Short-term marketable securities	69	234
Restricted cash	7	78
Receivables (net of reserves — $16 and $14)	579	453
Inventories	361	315
Income taxes receivable	329	6
Deferred income taxes	1,247	2
Other current assets	156	155

Total current assets	3,335	2,179

Long-term marketable securities	—	329
Property, plant and equipment (net of accumulated depreciation and depletion — $1,054 and $982)	2,035	1,946
Deferred income taxes	—	1,423
Goodwill	105	64
Other assets	182	201

Total Assets	5,657	6,142

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	368	281
Accrued expenses	868	275
Note payable to Section 524(g) asbestos trust	10	—
Contingent notes payable to Section 524(g) asbestos trust	3,050	—
Short-term debt	749	—
Deferred income taxes	—	6
Income taxes payable	53	38

Total current liabilities	5,098	600

Long-term debt	239	—
Deferred income taxes	137	28
Other liabilities	496	476
Liabilities subject to compromise	—	5,340

Commitments and contingencies

Stockholders’ Equity (Deficit):
Preferred stock	—	—
Common stock	5	5
Treasury stock	(209)	(219)
Capital received in excess of par value	444	435
Accumulated other comprehensive income	7	72
Retained earnings (deficit)	(560)	(595)

Total stockholders’ equity (deficit)	(313)	(302)

Total Liabilities and Stockholders’ Equity (Deficit)	5,657	6,142